April 8, 2023

Ms. Linda LaGorga
23 W. Chicago Ave, Apt. 3809
Chicago, IL 60654

Dear Linda, I am pleased to confirm our offer of employment to join Entegris as Senior Vice President, Chief Financial Officer, reporting to Bertrand Loy. We are looking forward to welcoming you as a member our Executive Leadership Team, with an anticipated start date of May 8, 2023

Below is a summary of the key aspects of your offer:

•An annual base salary of $550,000/$21,154 biweekly, subject to customary withholding for federal, state and local taxes to be payable in two-week increments.

•Entegris Incentive Plan: You are eligible to participate in the Entegris Incentive Plan (EIP) with a 70% target bonus, with a 0-2x multiplier subject to the company’s performance against set annual goals. Your 2023 EIP bonus will be calculated pro rata temporis based on your date of hire.

•A recommendation will be made to the Board of Directors that you receive an equity award equal to $3,000,000 consisting of the following:

▪40% Restricted Stock Units (RSUs) ratable over a four-year period at 25% per year
▪
▪30% Stock options vesting over a four-year period, with a 7-year term
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▪30% Performance Shares (PRSUs) with a three-year performance period ending January 31, 2026
▪
◦ For purposes of calculating the number of RSUs and PRSUs we will use a unit value equal to the closing price of Entegris Stock on your date of hire. The Options will be valued based upon our calculated Black-Scholes value also on your date of hire. While we expect that this award will be made as recommended, all equity awards are at the discretion of the Board of Directors.

•As part of our standard annual grant cycle in February 2024, you will be eligible to receive an annual long-term incentive compensation award with a target grant date fair value which will be consistent with your performance and market data for your position. Based upon current market data and your experience we would estimate your annual award will approximate $2,000,000 in February 2024.

•A sign-on bonus of up to $135,000 (subject to customary withholding for federal, state and local taxes.) The amount paid to you will be subject to submission of documentation showing your current employer’s relocation expense repayment requirement. Should you voluntarily leave the company at any time prior to 12 months of hire, you will be required to pay back this amount and understand that you will be responsible for reimbursing the company for the entire signing bonus. Repayment will be made in full no later than ninety (90) days following your last day of employment with the company.

•As an SVP and Executive Leadership Team member, you are eligible for Entegris’ Executive Change in Control Agreement subject to Board of Directors approval. Details of the Agreement will be provided when you join the company.

•Severance: In the event that Entegris terminates your employment without “cause” following your date of hire, then, subject to your timely execution and nonrevocation of a release of claims in favor of Entegris, you will receive (i) a lump-sum cash payment equal to your then-current annual Base Salary, which lump-sum will be paid to you on the 61st day following such termination of employment, and (ii)continuation of Entegris’ contributions necessary to maintain coverage for you and your eligible dependents for the twelve (12) calendar months immediately following the end of the calendar month in which the date of termination occurs under the medical, dental and vision programs in which you and your eligible dependents participated immediately prior to the date of termination.

•Indemnification. As a senior executive of the company, you will receive the same indemnification protections and directors’ and officers’ liability insurance coverage as that provided to the company’s other senior executives.

•Stock Ownership Guidelines. You will be expected to maintain compliance with the company’s Stock Ownership Guidelines, as in effect from time to time. Under the current terms of the guidelines, you must accumulate ownership of shares having an aggregate market value equal to three times your annual base salary. A copy of the company’s current Stock Ownership Guidelines have been provided to you for your review.

•Recoupment Policy. As a senior executive of the company, certain compensation paid or provided to you will be subject to the terms of the company’s Clawback Policy, as in effect from time to time. A copy of the policy as currently in effect has been provided to you for your review.

•A comprehensive benefits plan. You will be entitled to receive all benefit coverage provided to the senior executives of Entegris, effective immediately upon your commencement of employment. (See attached “Benefits Highlights”)

•Inclusion in the Entegris Relocation Program, which will be managed by our relocation partner, Global Mobility Solutions. A detailed explanation of services will be provided to you separately. You will be required to repay relocation costs if you voluntarily choose to end your employment or are released from the company for reasons other than job elimination, reduction in force or restructuring, within 24 months of your hire date. You understand that you will be responsible for reimbursing the company for the entire relocation amount. Repayment will be made in full no later than ninety (90) days following your last day of employment with the company. You agree to relocate within 12 months of your start date.

Entegris reserves the right to make changes to its plans at any time. Our offer of employment is subject to your successful completion of the company paid pre-employment drug screen and background check. Your employment with Entegris is at-will and either party can terminate the employment relationship at any time with or without cause and with or without notice.

Please indicate your acceptance of the terms of this letter, by signing below. We are excited about the future of Entegris and having you as a part of our successful team!

Best regards,

/s/ Sue Rice
Sue Rice
Senior Vice President, Human Resources

By signing below, I acknowledge, agree, and attest that I have reviewed the information above, accept the terms of this offer, and am the person whose name appears above.

Signature:

/s/ Linda LaGorga____________________________                 April 8, 2023
Linda LaGorga         Date